Exhibit(23)(b)

Consent of Independent Registered Public Accounting Firm

Board of Directors

Wachovia Corporation

We consent to the use of our reports dated February 25, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in the Wachovia Corporation 2007 Annual Report and incorporated by reference in Wachovia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and incorporated by reference in this Form S-3 Registration Statement and to the reference to our firm under the heading “Experts” in the registration statement.

Our report refers to the fact that Wachovia Corporation changed its method of accounting for income tax uncertainties, leveraged leases, hybrid financial instruments, collateral associated with derivative contracts and life insurance in 2007 and changed its method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

/s/ KPMG LLP

Charlotte, North Carolina

April 14, 2008